Exhibit 10.8

MORPHIC ROCK HOLDING, LLC

CONSULTING AGREEMENT
(Timothy A. Springer, Ph.D.)

This Consulting Agreement (this “Agreement”) is made effective as of June 1, 2015.  In consideration for retaining Timothy A. Springer, Ph.D. (“Consultant”) by Morphic Rock Holding, LLC, f/k/a Integrin Rock, LLC (the “Company”), a Delaware limited liability company.  For good and valuable consideration, the parties hereby agree as follows:

1. Retention as Consultant; Services.  The Company hereby retains Consultant and Consultant hereby agrees to perform such consulting services for the Company (or for any of its subsidiaries designated by the Company to receive such services) as the Company or any such subsidiary may from time to time reasonably request (the “Services”), including the services specified on Schedule A attached hereto.

2. Availability; Time Commitment.  Consultant will make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time as requested by the Company or by its designated subsidiary, or as necessary to fulfill his duties.  Consultant will devote his best efforts to performing the Services.  Consultant will devote at least six (6) days per year to performing the Services.

3. Compensation.  As of the day first written above, Consultant (together with certain family members and one or more family trusts) holds 5,000,000 Common Units of the Company, representing a 70% equity interest in the Company.  Apart from such equity interest, Consultant will not be entitled to receive, and the Company will not be obligated to pay or provide to Consultant any fee, salary, benefits or other compensation of any kind, except for reasonable out-of-pocket expenses incurred by Consultant in the performance of the Services that the Company approves in advance.  After the Company’s first equity financing, or the formation of a corporate partnership, with aggregate value in gross proceeds and services in kind, in excess of $5,000,000 (together, the “Financing Event”), the Company will pay Consultant $80,000 per year, paid in quarterly installments of $20,000 per quarter commencing within 30 days of the closing of the Financing Event.

4. Relationship of Consultant to Others.

4.1. The Company recognizes that as of the date first written above Consultant is a member of the faculty of Boston Children’s Hospital (“BCH”) and Harvard Medical School, and may become a member of or contributor to other not-for-profit institutions or associations in the future (the “Institutions”), and that Consultant’s activities are and will be subject to the policies and regulations of the Institutions (the “Applicable Policies”).

4.2. Consultant and Company agree to abide by the BCH Mandatory Uniform Consulting Terms as incorporated into this Agreement as Exhibit A and to provide Services which fall, at all times, outside the “Scope of BCH Activities” as set forth on Exhibit A.

4.3. Consultant agrees not to solicit employees of the Company or any Company subsidiary to become Consultant or BCH employees. Consultant further agrees not to enter into any agreement with an entity which may reasonably be considered a Company competitor, to the extent that the agreement would embrace services which would overlap with the Services described herein.

4.4. During the term of this Agreement, Consultant will not directly or indirectly (i) provide advice or services to any for-profit third party in the Field (as defined on Schedule A), or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any for-profit third party that has committed or intends to commit (by itself or through any affiliates or collaborators) resources to the Field (other than in Consultant’s capacity as a holder of not more than one percent (1%) of the combined voting power of the outstanding stock of such a third party that is a publicly held company).  The foregoing restrictions will not prohibit Consultant from providing any services, including but not limited to conducting research at or providing educational services to an Institution.

4.5.  During the term of this Agreement and for one (1) year thereafter, Consultant will not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company or any Company subsidiary to terminate his or her relationship with the Company or with such subsidiary, or (ii) solicit, endeavor to entice away from the Company or any Company Subsidiary or otherwise interfere with the relationship of the Company or any Company subsidiary with any third party who is, or was within the then-most recent twelve month period, a licensor to or customer, collaborator or licensee of the Company or any Company subsidiary.

5. Intellectual Property.

5.1. Subject to the BCH Mandatory Uniform Consulting Terms, Consultant will promptly disclose in confidence to the Company all inventions, discoveries, ideas, concepts, processes, products, formulas, trademarks, service marks, logos, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or compositions of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kinds or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable and know-how that Consultant makes, conceives, develops or reduces to practice, from  the effective date of this Agreement through the expiration or termination of this Agreement and for six (6) months thereafter, and that (i) arise from the Services or other work performed by Consultant for the Company, or (ii) arise from use of facilities, equipment, supplies, materials or Confidential Information of the Company, (along with all patent and other intellectual property rights arising therefrom, collectively, “Developments”).  Consultant will neither make any use of any funds, space, personnel, facilities, equipment or other resources of any Institution or other third party in performing the Services hereunder nor take any other action that would result in any Institution or other third party owning or having a right in any Developments under the Applicable Policies or otherwise.

5.2. Consultant will make and maintain adequate and current written records of all Developments, which records will be available to and remain the property of the Company at all times.  All Developments will be the sole property of the Company.  For purposes of the copyright laws of the United States, all Developments will constitute works made for hire as applicable.  Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Developments.

5.3. Consultant will assist the Company in any reasonable manner to obtain for its own benefit patent and other intellectual property rights in any and all countries with respect to the Developments, and Consultant will execute and deliver, when requested, patent and other applications and assignments therefor.  Consultant will further assist the Company in every way to enforce any such patent rights and other rights, including testifying in any suit or proceeding.

Consultant will perform Consultant’s obligations under this Section without further compensation, except for reimbursement of expenses incurred at the Company’s request and, with respect to any performance after the term of this Agreement or in excess of Consultant’s time commitment during the term of this Agreement (other than reviewing and executing documents), compensation at a reasonable rate for time actually spent by Consultant at the Company’s request.  In the event the Company is unable after reasonable effort to obtain Consultant’s signature on any document which Consultant may be required to sign pursuant to this Section, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably appoints each of the President and the Secretary of the Company (whether now or hereafter in office) as Consultant’s attorney-in-fact to execute any such document on Consultant’s behalf.

5.4. Consultant shall not, in connection with the Services to be performed under this Agreement, disclose to Company any information which is confidential or proprietary to Consultant or any third party including but not limited to any Institution.

6. Confidential Information.

6.1. As used in this Agreement, “Confidential Information” means all trade secrets, inventions, Developments and confidential or proprietary or other information owned, possessed or used  by the Company or any Company subsidiary whether prepared, conceived or developed by a consultant or employee of the Company (including Consultant in the course of performing the Services), including (i) all Developments, know-how, technology, business strategies and plans, financial, technical or business information, personnel information and customer lists (an any tangible evidence, record or representation thereof) of the Company and its subsidiaries, (ii) all materials furnished by the Company or its subsidiaries, and (iii) all information of third parties that the Company or any Company subsidiary has an obligation to keep confidential.  In addition, the terms and conditions of this Agreement will be treated by Consultant as Confidential Information hereunder, provided that such terms and conditions may be disclosed to an Institution upon its request.

6.2. During the term of this Agreement and at all times thereafter, Consultant will keep and hold all Confidential Information in strict confidence, and Consultant will not use or disclose any of such Confidential Information without the prior written consent, and with the authorization, of the Company, except as may be necessary to perform the Services.  Consultant will not disclose to the Company or any Company Subsidiary, or induce the Company or any Company Subsidiary to use any confidential information or material belonging to any third party.  In the event that Consultant is authorized to disclose any Confidential Information to anyone outside the Company or its subsidiaries in performing the Services, Consultant will take adequate steps, consistent with the policies and practices of the Company, to require that the recipient maintain the confidentiality of the Confidential Information.

6.3. The term “Confidential Information” hereunder will not include information that Consultant can establish by competent written evidence (i) is or becomes generally known within the Company’s industry through no fault of Consultant; (ii) was known to Consultant at the time it was disclosed, (iii) is lawfully and in good faith made available to Consultant by a third party who did not derive it from the Company or any Company subsidiary and who imposes no obligation of confidence on Consultant; or (iv) is required to be disclosed by order of a governmental authority or a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice of the pendency of any such order is given to the Company.  For the purpose of this Section, Confidential Information will not be deemed to fall within any of the foregoing exceptions merely because such information is embraced by general disclosures or because individual features or combinations thereof are publicly available.

6.4. Upon termination of this Agreement or at any other time upon the request of the Company, Consultant will promptly deliver to the Company all records and materials documenting, evidencing or embodying any Confidential Information.

7. No Conflicts.

7.1. Consultant agrees to the best of his knowledge that Consultant is permitted to enter into this Agreement and to perform the obligations contemplated hereby, and that this Agreement and the terms and obligations hereof are not inconsistent or otherwise in conflict with any other obligations Consultant may have, under and as modified by the Applicable Policies or otherwise.  In addition, Consultant will not enter into any agreement or modification of any existing agreement (whether written or oral) that are inconsistent with or otherwise conflict with Consultant’s obligations under this Agreement.

7.2. Consultant represents and warrants that Consultant has disclosed to the Institutions all aspects of Consultant’s relationship with the Company which are required to be disclosed under the Applicable Policies, and that Consultant has obtained any required consents or approvals of the Institutions concerning such relationship and this Agreement.

8. Publication.

Consultant shall not publish Confidential Information.

9. Term and Termination.

9.1. Subject to earlier termination as expressly provided herein, this Agreement will commence on the date first written above and will continue until the fourth anniversary of that date.  If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty days after receipt by such party of written notice of such breach.  Either party may terminate this Agreement for convenience, but only upon six months advance written notice to the other party.

9.2. No expiration or termination of this Agreement will relieve or affect any rights or liabilities of the parties which may have accrued prior to the date of expiration or termination.  Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, the provisions of Sections 5, 6, 7, 8, 9 and 10 will survive such expiration or termination and continue in effect in accordance with their terms.

10. General.

10.1. Consultant recognizes that, in the event of a breach or threatened breach by Consultant of this Agreement, the Company may suffer irreparable harm, and Consultant therefore agrees that, in addition to all other rights and remedies available to the Company at law or in equity, the Company will be entitled to seek injunctive relief to restrain any such breach and to enforce the provisions hereof, without showing or proving any actual damage to the Company.

10.2. The Services to be rendered by Consultant are personal in nature, and Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations.  In no event will Consultant assign or delegate responsibility for actual performance of the Services.  Company may not assign or otherwise transfer this Agreement without the prior written consent of Consultant, except to any wholly owned subsidiary of the Company or in connection with the sale of substantially all of the Company’s assets, including by way of merger, asset sale, stock sale, or other transaction type having the same purpose.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

10.3. All notices and other communications hereunder will be delivered by hand or sent by registered or certified mail, or by reputable package delivery service, return receipt requested, addressed to the Company at its regular place of business or to Consultant at the address set forth below, or to such other address as such party may designate in writing to the other.

10.4. This Agreement, together with Schedule A and Exhibit A attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements between them as to such subject matter.  No provision of this Agreement will be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted.  Any such waiver will be limited to particular instance and the particular time when and for which it is given.

10.5. It is understood and agreed that Consultant’s relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder will for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties.  Consultant understands that Consultant will not be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit, welfare or like plans.  Consultant will be responsible for paying all withholding and other taxes arising from consideration payable by Company hereunder when they become due and payable.

10.6. During the term of this Agreement and at all times thereafter, Consultant will execute and deliver all such documents and will perform all such lawful acts, as the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

10.7. This Agreement will be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.  All litigation arising from or relating to this Agreement will be filed and prosecuted before any court of competent subject matter jurisdiction in Boston, Massachusetts.  Consultant hereby consents to the jurisdiction of such courts over him, stipulates to the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

10.8. The invalidity or unenforceability of any provision hereof as to an obligation of a party will in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party will have the right to terminate this Agreement.  Moreover, if one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the then-applicable law.

10.9. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.  As used in this Agreement, “herein” and “hereof” will refer to this Agreement as a whole, and “including” and “include” means “including but not limited to” and “includes, without limitation”, respectively.  This Agreement will not be interpreted or construed against a party because that party or any attorney or representative for that party drafted or participated in the drafting of this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement under seal as of the date first set forth above.

MORPHIC ROCK HOLDING, LLC

By:	/s/ Robert E. Farrell Jr.

Name:	Robert E. Farrell Jr.

Title:	VP Finance and Operations

CONSULTANT

/s/ Timothy A. Springer, Ph.D.

Print Name:	Timothy A. Springer, Ph.D.

Address:	[Personally identifiable information withheld]

Facsimile:

—Morphic Rock Holding, LLC — Signature Page to Consulting Agreement—

SCHEDULE A
SERVICES AND FIELD

“Field” means research, discovery, design, manufacture, clinical development, seeking of regulatory approvals, marketing and/or commercialization of small molecules that target any member of the integrin family of cell adhesion molecules.

Specific Services will include:

•                  Contribute to the development of the R&D plan of the Company or its designated subsidiaries

•                  Contribute to the development of the patent rights and other intellectual property of the Company or its designated subsidiaries

•                  At the Company’s request, participate in the Company’s strategic planning (or that of its designated subsidiaries) and attend Scientific Advisory Board meetings of the Company or its designated subsidiaries

•                  Be available to represent the Company or its designated subsidiaries to investors and potential partners

EXHIBIT A — BCH Mandatory Uniform Consulting Terms.

1.   Mandatory and superseding nature of these terms

These terms must be attached to and incorporated into any personal Consulting Agreement that involves services by any member of the medical or research staff, or any officer or employee, of Boston Children’s Hospital or its supporting affiliated foundations (collectively referred to as BCH).  They apply regardless of the nature of the consulting services, and regardless of the corporate or other nature of the other party to the consulting agreement.   They are incorporated in and enforceable as a term and condition of the Consulting Agreement; supersede any conflicting provisions; and may not be limited, amended or superseded by any other agreement.  They are not negotiable.

2.  Definitions

(a)                                 Consultant: the BCH staff member, officer of employee who is a party to the consulting agreement.

(b)                                 Consulting Agreement: the set of agreements, oral and written, that together comprise the complete set of rights and obligations between the Consultant and the Company.

(c)                                  Company: the party or parties retaining the Consultant, and any other third party referred to in the Consulting Agreement as the recipient of Consultant services or legal obligations.

(d)                                 Services: the services included within the Consulting Agreement.

(e)                                  HMS: Harvard Medical School.

(f)                                   Scope of BCH Activities: (1) any activities undertaken by Consultant at BCH or using BCH resources (excluding de minimis uses of BCH computer resources, e-mail, calendaring, and telephone); and (2) any activities described within the professional role of the Consultant at BCH, or by BCH, its departments or divisions, as reflected in (i) activities actually or historically undertaken by Consultant at their request or direction or on their behalf; (ii) obligations, whether or not currently undertaken, under directives and assignments of the pertinent chief, the terms of appointment, the Consultant’s job description, sponsored research agreements, customary responsibilities, and other indicators of expectations for the scope of Consultant’s BCH or HMS role.

(g)                                  BCH and HMS Policies: Policies of BCH, its departments and divisions, and of HMS if Consultant is a member of the HMS faculty, concerning ethical conduct, conflicts of interest, intellectual property, confidentiality, compliance with federal and state laws, regulations and policies, and any other matter relating to the Consultant’s appointment or employment.

3.   Supremacy of Consultant’s BCH and HMS Obligations

Company acknowledges that Consultant has pre-existing and on-going obligations to HMS, BCH, and the sponsors of research at BCH (including obligations under BCH and HMS Policies, grants, contracts, collaborative agreements, and a “participation agreement” assigning to BCH all inventions within the Scope of BCH Activities).  In order to enter into this Consulting Agreement, Company therefore acknowledges and agrees that in the event that any conflict should arise between the Consulting Agreement and Consultant’s obligations to HMS, BCH or sponsors of research at BCH, Consultant shall necessarily notify BCH immediately, and that Consultant’s obligations to BCH, HMS and sponsors of research at BCH shall take precedence over the terms of the Consulting Agreement.  Without limiting the foregoing, Company shall have no rights in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, developed by

Consultant in whole or in part within the Scope of BCH Activities, even if arising in part from Services. It is understood that the Scope of BCH Activities may change from time to time, and the Consulting Agreement may not restrict such changes.  Services shall exclude disclosure of information derived from the Scope of BCH Activities of Consultant, and information that is confidential under BCH and HMS Policy.   Services for the Company shall consist only of the exchange of ideas and provision of advice.   Consultant shall not conduct research for or on behalf of the Company, act as a Company executive, or take a position with Company that entails fiduciary obligations to Company in conflict with primary obligations to BCH.

4.  Assignment of Consultant Intellectual Property

Subject to the terms of paragraph 3, above, it is the Consultant’s own choice whether to assign, or to decline to assign, to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property that Consultant develops in the course of and arising from Consultant performing Services for the Company under the Consulting Agreement.

5.  Confidentiality and Disclosure

The Consulting Agreement shall not restrict the Consultant from disclosing to BCH, Consultant’s department or division chief, and other staff or employees of BCH to whom disclosure of Consulting Agreements is required, any aspect of the Consulting Agreement, including an unredacted copy of the Consulting Agreement, compensation and reimbursement paid to Consultant in any form, the nature of Services actually provided, and, for purposes of assessing compliance with paragraph 3 of Exhibit A, any intellectual property disclosed by Consultant to Company.  BCH, and all BCH staff and employees to whom it is disclosed, shall treat such information as confidential business information under BCH policies.

6.  No Consultant Warranties.

Any provision of the Consulting Agreement purporting to impose a warranty obligation on Consultant is superseded and void.  Without limiting the foregoing: Consultant shall use reasonable efforts not to use any facilities, funds, or equipment owned or administered by BCH in the performance of the Services.  Any provision of the Consultant Agreement which imposes a higher obligation is void and superseded by this provision.

7.  Non-competition

Company and Consultant may agree on provisions which restrict Consultant from soliciting Company’s employees to become Consultant employees.  However, any provision requiring Consultant to refrain from entering into agreements with competing organizations, to the extent it relates to or overlaps the present or future Scope of BCH Activities, is void.

8.  Use of names, depictions and logos

Company shall not use Consultant’s name or depiction, or the name, logos, trademarks, or depictions of BCH, HMS, or any officer, director, employee, appointee, medical staff member or employee of either, or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of BCH, the individual, or HMS, as appropriate, provided however that in neutral circumstances that do not imply endorsement or advocacy, or otherwise misrepresent the terms of the Consulting Agreement or Consultant’s role, Company may accurately state that Consultant is a consultant to Company, and list his or her professional degrees and titles.

9. Consultant’s personal activity.

Each party to the Consulting Agreement acknowledges that Consultant is entering into the Agreement, and providing Services, in the Consultant’s personal capacity and not as an employee or agent of BCH; BCH is not a party to the Consulting Agreement and has no liability or obligation thereunder except as its own policies create an obligation of confidentiality as described in paragraph 5; and BCH is an intended, third-party beneficiary of this Agreement, and certain provisions of this Agreement are for the benefit of BCH and are enforceable by BCH in its own name.

10.  Termination

In addition to any provision for termination, the Consulting Agreement shall be terminable without cause on thirty days notice at the request of the BCH Office of General Counsel, operating on the request of the Consultant’s department or division chief or supervisor.